Exhibit 99.1

NET Serviços de Comunicação S.A.

Corporate Taxpayer’s ID (CNPJ/MF):

00.108.786/0001-65

Company Registry (NIRE): 35.300.177.240

Publicly-Held Company

Rua Verbo Divino nº 1.356 - 1º andar,

São Paulo – SP

MATERIAL FACT

Net Serviços de Comunicação S.A. (“NET” or the “Company”), pursuant to paragraph 4 of article 157 of Law 6404/76 and Instruction 358/02 issued by the Brazilian Securities and Exchange Commission (“CVM”), hereby announces that, the shareholders’ agreements of NET and EG Participações S.A. (“EG”) were executed on December 21, 2012, in accordance with article 118 of Law 6404/76. The new shareholders’ agreement of NET, among EG, Embratel Participações S.A. (“Embrapar”), Empresa Brasileira de Telecomunicações S.A. – EMBRATEL (“Embratel”) and GB Empreendimentos e Participações S.A. and the new shareholders’ agreement of EG, among Globo Comunicação e Participações S.A., Embrapar and Embratel, were approved by the National Telecommunications Agency – ANATEL and will replace the existing shareholders’ agreements.

The new shareholders’ agreements are kept at the Company’s headquarters and are available on the Company’s website (http://ri.netservicos.com.br/) and the website of the CVM.

São Paulo, December 26, 2012

NET SERVIÇOS DE COMUNICAÇÃO S.A.

José Antônio Guaraldi Félix

CEO and Investor Relations Officer